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                                                                  Exhibit 99.2




To:             The Investment Community

From:           Gus Allen/ Mary Hagen

Subject:        FDA approval of OraSure Western blot HIV-1 confirmatory test

Date:           June 3, 1996


Attached is a copy of today's joint announcement from Epitope, Inc. and SmithKline Beecham (SB) disclosing that FDA has approved Epitope's OraSure Western blot HIV-1 confirmatory test. The announcement has broad implications for Epitope and its investors.

Approval of the OraSure Western blot confirmatory test completes the oral specimen testing system for HIV-1 the virus that causes AIDS. Positive screening results may now be confirmed by utilizing the OraSure Western blot HIV confirmatory test on the original oral sample, thereby avoiding the need to draw a blood sample to confirm the initial positive indication.

The previous requirement for a blood-based confirmation causes many insurance companies to adopt a "wait and see" attitude towards adoption of Epitope's oral specimen HIV screening system, despite the obvious advantages of a noninvasive device. Availability of the OraSure Western blot confirmation test is expected to change that attitude for many firms. In fact, twenty life insurance companies have already advised our marketing representatives that they plan to adopt oral specimen-based testing upon approval of the OraSure Western blot confirmatory test.

As indicated in the attached release, OraSure will now be offered by SB to a wide variety of additional markets, including physicians' offices, private testing sites, community-based health services and AIDS service organizations in approximately two to three months.

We are enthusiastic about the prospects for increased sales that this latest FDA approval presents to Epitope and its investors. We appreciate the support that shareholders have given in the past and look forward to a prosperous future for all of us. Epitope management continues to be fully committed to do our best to see that your support will be rewarded.